Pipex Pharmaceuticals Acquires Late-Stage Oral
Candidate for Dry Age-Related Macular
Degeneration (AMD)

80 Patient Double-Blind Clinical Trial Demonstrated Statistically
Significant Improvement in Visual Acuity and Other Clinical
Parameters of Dry AMD

ANN ARBOR, MI, July 10, 2007 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, announced today that it has acquired an exclusive license to patented zinc-monocysteine complexes (“Z-monocys”). Z-monocys is initially being developed as an oral treatment for dry age-related macular degeneration (AMD). According to an article published in the Journal of the American Medical Association, AMD currently affects approximately 10 million people in the U.S. and is the leading cause of blindness in persons over age 65. Oral Z-monocys has successfully completed a six month, 80-patient, randomized, double-blind clinical trial for the treatment of dry AMD. In this trial, Z-monocys demonstrated statistically significant improvements in the major clinical features of dry AMD, including visual acuity, contrast sensitivity and photorecovery times, as compared to placebo. A manuscript describing the results of this study has been submitted for publication in a leading peer-reviewed ophthalmology journal.

Steve H. Kanzer, Chairman & Chief Executive Officer of Pipex, stated, "Z-monocys not only complements our portfolio of candidates but may be highly synergistic with COPREXA as part of a combined treatment paradigm for neurologically presenting Wilson’s disease, in which after initial decoppering with COPREXA, patients are typically transitioned to high dose oral zinc for long term maintenance therapy. The addition of this new late-stage oral candidate for dry AMD further bolsters our leading presence in the research, development and introduction of new oral therapies for important neurological and other indications involving metal dyshomeostasis.”

Z-monocys was invented by David A. Newsome, M.D., a retinal disease researcher and board certified ophthalmologist who pioneered the demonstration of decreased amounts of important materials, such as zinc in the maculas of eyes associated with macular degeneration and the also first to demonstrate the clinical utility of oral high dose zinc for AMD in a controlled clinical trial the results of which published in 1988. The clinical utility of oral zinc therapy for AMD was later confirmed in the landmark Age-Related Eye Disease Study (AREDS) sponsored by the National Eye Institute. High dose oral zinc is currently the most widely used and most effective single agent for the treatment of dry AMD. Z-monocys is intended to improve upon and overcome limitations of high dose oral zinc therapy for AMD.

Dr. Newsome commented, "Pipex, together with its research collaborators at the University of Michigan led by George Brewer, M.D., have a substantial depth of experience and appreciation for the utility and limitations of high dose oral zinc therapy currently utilized to treat Wilson’s disease and dry AMD. Given the aging baby boomer population in the U.S., there is an urgent need for new and more effective treatments. Dry AMD patients as a group comprise approximately 90% of all AMD patients. My long standing research interest and clinical experience with high dose oral zinc, when combined with the expertise of Pipex, made Pipex the ideal partner to develop and introduce Z-monocys for the treatment of dry AMD.”

Z-monocys is a patented composition of matter protected by U.S. patent 6,586,611, issued Jul. 1, 2003, and U.S. patent 7,164,035, issued Jan. 16, 2007, as well as a pending U.S. patent application which is also exclusively licensed to Pipex. Z-monocys is also the subject of several patents pending worldwide that were filed by and are assigned to Pipex.

Age-Related Eye Disease Study (AREDS)

Pipex’s proprietary molecule Z-monocys builds on the success of the Age-Related Eye Disease Study (AREDS), a randomized, placebo-controlled clinical trial funded by the National Eye Institute. AREDS evaluated over 4,757 patients between the ages of 55 and 80 for an average of 6.3 years. Scientists found that people at high risk of developing advanced stages of AMD lowered their risk by approximately 25% when treated with a high-dose combination of anti-oxidants and zinc. Zinc was found to be the most effective agent of the group of agents tested simultaneously in the AREDS study. In the same high-risk group, which includes people with either intermediate AMD or advanced AMD in one eye but not the other eye, the combination of antioxidants and zinc reduced the risk of vision loss caused by advanced AMD by about 19%. The AREDS study also demonstrated the surprising finding that the oral zinc component was associated with a statistically significant reduction in mortality while the same was not true for any of the other agents tested.

About Age-Related Macular Degeneration (AMD)

Macular degeneration is a progressive eye condition affecting approximately 10 million Americans. AMD is associated with tissue deterioration in the center of vision, the macula of the retina, where the sharpest vision occurs in the eye. In its dry form, drusen (deposits of debris) appear in the macula. Vision can be distorted and as the disease progresses, central vision can develop a dark spot of permanently poor sight. Age-Related Macular Degeneration (AMD) is the number one cause of vision loss and legal blindness in adults over age 65. As the U.S. population ages and the "baby boomers" advance into their 60's, the number of AMD patients in the U.S. is expected to increase by 50% by the year 2020. According to the AMD Alliance International, AMD is the leading cause of vision loss for people over the age of 50 in the Western world, affecting approximately 25-30 million people.

About Z-Monocys

Non-zinc-salt zinc monocysteine complexes (Z-Monocys) are characterized by a strong bond between the zinc atom and the nonessential amino acid cysteine that confers desirable properties that are not found with zinc alone, zinc salts or zinc amino acid chelates. Z-monocys increases the activity of the antioxidant enzyme catalyse and glutathione peroxidase, as well as the antioxidant protein metallothionein, in cultured retinal pigment epithelial cells more efficiently and potently and demonstrates in animals certain other significant pharmacological advantages as compared to zinc, zinc salts and cysteine. We believe that special properties of Z-monocys may help overcome important limitations of existing high dose oral zinc products.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug Applications (NDAs) with the FDA in the U.S. and Marketing Application Authorizations (MAAs) with the European Medicines Evaluation Agency (EMEA). For further information please visit www.pipexpharma.com.

# # #

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Pipex Pharmaceuticals, Inc’s. (“we” or “our”) current expectations about its future results, performance, prospects and opportunities, including statements regarding the development of Z-monocys as an oral treatment for AMD, the synergistic use of Z-monocys with COPREXA as part of a combined treatment paradigm for neurologically presenting Wilson’s disease, and the number of AMD patients in the U.S. increasing by 50% by the year 2020. Where possible ,we have tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements, including the risks set forth in our filings with the Securities and Exchange Commission. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including COPREXA™, , TRIMESTA™, SOLOVAX™, EFFIRMA™, Anti-CD4 802-2 or Z-monocys or that Z-monocys will demonstrate clinical superiority in potential future clinical trials comparing Z-monocys to existing or potential future high dose oral zinc products or existing or potential future combination products that are intended to treat AMD. Further, we cannot assure you that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this press release whether as a result of new information, future events, or otherwise, other than as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, Esq.

Chairman and Chief Executive Officer

(734) 332-7800

Or

Thomas Redington (Investor Relations)

Redington Inc.

(203) 222-7399